EXHIBIT 99.1

[REGENERX BIOPHARMACEUTICALS, INC.                     3 Bethesda Metro Center
          LOGO OMITTED]                                Suite 700
                                                       Bethesda, MD  20814
                                                       Ph:    301.961.1992
                                                       Fax:   301.961.1991
                                                       Email: jjfnk@RegeneRx.com

                                NEWS RELEASE. . .

            REGENERX RECEIVES $1.7 MILLION PRIVATE EQUITY INVESTMENT

                     PHARMACEUTICAL FIRM INVESTS $1 MILLION

BETHESDA, MD, March 11, 2002 - RegeneRx Biopharmaceuticals, Inc. (OTCBB:RGRX) (URL: www.RegeneRx.com) announced today that it received $1.7 million in proceeds from a private placement of its common stock. The lead investor in the transaction is Defiante Farmaceutica Unipessoal, L.d.a., a Portuguese company which is part of an Italian pharmaceutical group, Sigma-Tau, headquartered in Rome. Under the terms of the deal, investors received a total of 7,289,362 restricted shares of RegeneRx common stock at a price of $.235 per share, representing 24.9% of the company's equity on a fully diluted basis.


RegeneRx Biopharmaceuticals, Inc., Bethesda, MD, is developing Thymosin beta 4 (T$4) for dermal wound healing and for the treatment of a variety of human diseases involving tissue repair. The company holds an exclusive worldwide license from the National Institutes of Health related to the technology. According to Allan L. Goldstein, Ph.D., the founder and Chairman of RegeneRx, "We are please to have completed this round of financing, especially with such a highly respected firm having the confidence in our technology and business plan to be the lead investor. Now we can begin implementing our plan to initiate human clinical trials this year."

Sigma-Tau is a leading Italian pharmaceutical group with revenues in excess of 500 million Euros for 2001 and over 2200 employees worldwide. Therapeutic areas in which the company's research and development are focused include oncology, neurology, cardiovascular, gastroenterology, metabolism and immunology. Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world's major pharmaceutical markets.

T$4 is a naturally occurring 43-amino acid peptide that regulates actin and down-regulates certain inflammatory cytokines, both of which are vital for the rapid healing of acute and chronic wounds. The Company holds several patents related to its technology and has numerous patent applications pending. A number of articles have been recently published in scientific journals showing results of this research in various in vitro and in vivo wound healing models.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company's current expectations regarding future events, including the ongoing and prospective development and commercialization of T$4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements contained in this press release are subject to risks and uncertainties, including those reflected in the Company's filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.


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